Exhibit 10.6

                        CONSULTING SERVICES AGREEMENT


This Agreement ("Agreement") is entered into September 1, 2010, by and between MONSTER OFFERS, a Nevada corporation ("Company"), and STEPHEN HALL, ("Consultant").

In consideration of the mutual promises of the parties and other good and valuable consideration, the parties hereby agree:

Section 1. Services. Consultant has rendered services to Monster Offers in the form of business development for the Company. Mr. Hall has provided bona-fide services to the Company and plans to provide additional business development services to the Company until December 31, 2010.

Section 2. Compensation. For such services, the Company shall compensate Consultant as follows: the Consultant shall be entitled to purchase at $0.001 per share or par value, a total of 150,000 unregistered restricted shares of the Company. The Consultant further agrees that these shares will be locked-up for a period of two years.

Section 4. Relationship of the Parties. The parties intend that the relationship between them created under this Agreement is that of independent contractors and not as employees. The Consultants are personally responsible for all taxes due to taxing authorities for any and all income recognized by this transaction.

Section 5. Incorporation by Reference. This consulting agreement incorporates the terms and conditions of prior legal engagement letters setting forth the responsibilities of the parties.

MONSTER OFFERS

/s/ Scott Gerardi
-----------------
By: Scott Gerardi
Title: President


Consultant:


/s/ Stephen Hall
----------------
Stephen Hall


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